Exhibit 4.2

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is dated as of May 4, 2010, by and among (a) Chuy’s Holdings, Inc., a Delaware corporation (the “Company”), (b) MY/ZP Equity, LLC, a Texas limited liability company (the “Young/Zapp Entity”), (c) Goode Chuy’s Holdings, LLC, a Delaware limited liability company (“Goode”), (d) Goode Chuy’s Direct Investors, LLC, a Delaware limited liability company (the “Goode Direct Investor”), (e) J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC, a Delaware limited liability company and 522 Fifth Avenue Fund, L.P., a Delaware limited partnership (collectively, the “JPM Direct Investors”), (f) the holders of Common Stock that are identified as “Common Stockholders” on the signature page hereto, (g) any Optionholder acquiring Option Shares after the date hereof, and (h) any Permitted Transferee who acquires Securities from a Stockholder after the date hereof, in each case, to the extent that such Person becomes a party to this Agreement pursuant to Section 2.1(b).

RECITALS:

A. On the date hereof, Goode owns 25,000,000 shares of Series A Stock of the Company.

B. On the date hereof, the Young/Zapp Entity owns 2,722,222 shares of Series B Stock of the Company and 197,594 shares of Series X Stock of the Company.

C. On the date hereof, the Goode Direct Investor owns 725,854 shares of Series X Stock of the Company.

D. On the date hereof, the JPM Direct Investors, in the aggregate, own 725,854 shares of Series X Stock of the Company.

E. On the date hereof, Steve Hislop owns 280,000 shares of Common Stock and 20,324 shares of Series X Stock of the Company and Frank Biller owns 92,166 shares of Common Stock and 6,690 shares of Series X Stock of the Company.

F. As of the date hereof, Optionholders have been granted options (“Options”) to purchase 2,624,334 shares of Common Stock (“Option Shares”) pursuant to the Stock Option Plan and additional Options may be granted after the date hereof.

G. The Company and the Stockholders desire to establish certain restrictions and obligations on the ownership, retention and disposition of the capital stock of the Company pursuant to the terms and conditions of this Agreement.

Accordingly, the parties hereto hereby agree as follows:

I. DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Addendum Agreement” has the meaning specified in Section 2.1(b).

“Advisory Agreement” means the Advisory Agreement by and between the Company and Goode Partners LLC, dated as of the date hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, to the extent a limited partner of Goode Partners Consumer Fund I, L.P. which is an institutional investment bank not controlling, controlled by or under common control with Goode Partners, LLC or any of its officers, managers, members, equity owners, employees, contractors or agents (such limited partner being referred to as an “Unrelated Investment Bank”) would otherwise constitute an Affiliate of Goode Partners Consumer Fund I, L.P. pursuant to the foregoing definition, only the asset management division or entity of the Unrelated Investment Bank that is a limited partner of Goode Partners Consumer Fund I, L.P., and no other Affiliate of or other division, unit or entity within such Unrelated Investment Bank will be deemed an Affiliate of Goode Partners Consumer Fund I, L.P. for purposes of this Agreement.

“Agreement” means this Amended and Restated Stockholders Agreement, any amendments hereto, and any Exhibits, schedules, and attachments hereto, which are specifically incorporated herein by this reference.

“Arbitrator” has the meaning specified in Section 6.11(b).

“Board” means the board of directors of the Company.

“Board Observers” has the meaning specified in Section 5.1(c).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Austin, Texas are authorized or required by Law to close.

“Bylaws” means the bylaws of the Company, as may be amended from time to time.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on May 4, 2010, including any preferred stock designations, as the same may be amended from time to time.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Common Value” has the meaning specified in Section 2.5(b)(iv).

“Company” has the meaning specified in the Preamble.

“Company Accountants” means the nationally recognized certified public accounting firm engaged by the Company at the time of any calculation or report required to be made by the Company Accountants under this Agreement.

“Confidential Information” means all intellectual property, documents, financial statements, records, business plans, reports and other information of whatever kind or nature, which has value to the Company, or which is treated by the Company as confidential and regardless of whether such information is marked “confidential,” except (i) such information that is or becomes generally available to the public through no action of the party (including its limited partners, representatives, agents and Affiliates) to which such information was furnished, or (ii) is or becomes available to the party to which it was furnished on a nonconfidential basis from a source, other than from the Company, its Affiliates or representatives, which the receiving party believes, after reasonable inquiry, was not prohibited from so disclosing such information by a contractual, legal or fiduciary obligation.

“Co-Selling Stockholder” has the meaning specified in Section 2.3(c).

“Demand Registration” has the meaning specified in Section 3.1(c).

“Demand Seller” has the meaning specified in Section 3.1(a).

“Director” means a member of the Board.

“Dispute” has the meaning specified in Section 6.11.

“Disqualified Drag-Along Participant” means (A) Goode Partners, LLC, Goode Partners Consumer Fund I, L.P., the Goode Direct Investor, the JPM Direct Investors, or any Series A Holder, (B) any Affiliate(s) of any of the Persons described in clause (A) above, or (C) any of the officers, directors, stockholders, employees, agents or representatives of any of the Persons described in clauses (A) and/or (B) above; provided, however, that in no event will Clint Shackelford or any of his Affiliates be deemed a “Disqualified Drag-Along Participant”.

“Drag-Along Closing Date” has the meaning specified in Section 2.4(d).

“Drag-Along Disposition” has the meaning specified in Section 2.4(a).

“Drag-Along Notice” has the meaning specified in Section 2.4(a).

“Drag-Along Right” has the meaning specified in Section 2.4(a).

“Employment Agreements” has the meaning specified in Section 5.5.

“Duly Endorsed” means duly endorsed in blank by the Person or Persons in whose name a certificate representing a security is registered or accompanied by a duly executed instrument of assignment separate from the certificate.

“Escrow Agent” means any third party mutually agreed upon by the Stockholders for the purpose of holding in escrow certain funds or other items in the manner provided in this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Notice” has the meaning specified in Section 2.3(b).

“First Offer Transaction” has the meaning specified in Section 2.8.

“First Offer Transaction Notice” has the meaning specified in Section 2.8.

“First Offer Transaction Proposal” has the meaning specified in Section 2.8.

“Fully-Diluted Basis” means, with reference to a percentage of Capital Stock, shares of such Capital Stock, including such shares issuable upon exercise of rights to acquire Capital Stock (whether any such right is exercisable immediately or only with the passage of time) pursuant to any arrangement or understanding or the exercise of conversion rights, exchange rights, other rights, warranties, options (including options held by employees of the Company) or otherwise.

“Goode” has the meaning specified in the Preamble.

“Goode Demand” has the meaning specified in Section 3.1(a).

“Goode Direct Investor” has the meaning specified in the Preamble.

“Goode Holder” means (i) Goode (or its successors), (ii) the Goode Direct Investor, (iii) the JPM Direct Investors, (iv) any Permitted Transferee of Goode or (v) any other Transferee of Goode (in the case of this clause (v) only after compliance with Sections 2.3. 2.4 and 2.8 of this Agreement, as applicable); provided, however, that any right or action hereunder that may be exercised or taken by, or that is required to be exercised or taken by, Goode and its Permitted Transferees in respect of the Securities that they own will be taken on their behalf by Goode as their representative.

“Initial Public Offering” means the first Qualified Public Offering of the Company.

“IRR” means the annual rate of return to such holder in respect of its investment of the aggregate purchase price for such share of Series X Preferred Stock, calculated using the following Microsoft Office Excel 2003 function: IRR = xirr(CashFlows,CashFlowDates). For purposes of the preceding sentence: CashFlows include (a) such holder’s initial investment of the aggregate purchase price per share of Series X Preferred Stock, designated as a negative number and (b) any distributions received on such share of Series X Preferred Stock and other proceeds from the sale of each share (including the amount of any accrued and unpaid dividends declared on the Series X Preferred Stock), designated as positive numbers. CashFlows will not include any amounts paid or payable to affiliates of any such holder pursuant to any management or advisory agreement between the Company and such holder. Each CashFlowDate is the date upon which such CashFlows event (i.e., such initial investment, distribution or proceed) occurred. Attached as Exhibit A is an example calculation of IRR.

“JPM Direct Investors” has the meaning specified in the Preamble.

“Key Man Insurance” has the meaning set forth in Section 5.10.

“Management Demand” has the meaning specified in Section 3.1(a).

“Management Stockholder Group” means the Young/Zapp Entity, Steve Hislop, Frank Biller, and the Optionholders, or their Permitted Transferees (other than a Goode Holder).

“Maximum Offering Size” has the meaning specified in Section 3.1(g).

“New Securities” means any Capital Stock and any rights, options, warrants to purchase Capital Stock and securities of any type which are, or may become, convertible, or exchangeable for, Capital Stock, that is not issued and outstanding on the date hereof; provided, however, that “New Securities” does not include the following: (i) shares of Common Stock issued upon conversion of the Series X Stock, the Series A Stock or the Series B Stock in accordance with the provisions of the Certificate of Incorporation, (ii) securities issued pursuant to the Stock Option Plan (provided such securities are not issued to any Goode Holder or its Affiliates), (iii) securities issued upon the exercise of any Option granted pursuant to the Stock Option Plan, (iv) securities issued (A) in connection with the acquisition of another business entity by the Company, whether by merger, business combination, joint venture, purchase of all or substantially all of the assets of such entity or otherwise (provided such securities are not issued to any Goode Holder or its Affiliates) or (B) in connection with any lending, financing or leasing arrangement approved by the Board (provided such securities are not issued to any Goode Holder or its Affiliates), (v) securities issued as a result of any stock split, dividend, distribution, reclassification or reorganization of the Company’s equity securities, or (vi) any securities issued in connection with the Initial Public Offering.

“Nominee” has the meaning specified in Section 5.3(a).

“Officer” means any officer of the Company.

“Options” has the meaning specified in Recital F.

“Option Shares” has the meaning specified in Recital F.

“Optionholder” means each member of management, other key employee, consultant or advisor of or to the Company (other than Michael Young, John Zapp and any Goode Holder or its Affiliates) listed on Exhibit B hereto who have been granted Option(s) pursuant to the Stock Option Plan or other member of management, other key employee, consultant or advisor of or to the Company (other than Michael Young, John Zapp and any Goode Holder or its Affiliates) designated after the date hereof by the Company to be an Optionholder, who is granted Option(s) pursuant to the Stock Option Plan and which Optionholder becomes bound by and subject to this Agreement in accordance with Section 2.1(b). For the avoidance of doubt, an Optionholder will continue to be deemed an Optionholder and part of the Management Stockholder Group for purposes of this Agreement after exercising such Options and owning Common Stock of the Company.

“Payment Default” has the meaning specified in Section 5.5.

“Permitted Transferee” means, (A) with respect to the Young/Zapp Entity, (i) Michael Young or John Zapp, (ii) any spouse or lineal descendant of Michael Young or John Zapp or any limited liability company, trust or partnership for the benefit of Michael Young or John Zapp or his spouse or lineal descendants, (iii) a Goode Holder or any of its Affiliates, or (iv) any other Person approved by a Goode Holder, (B) with respect to any member of the Management Stockholder Group other than the Young/Zapp Entity, (i) any spouse or lineal descendant of such Person or any trust or partnership for the benefit of such Person or his or her spouse or lineal descendants, (ii) any other member of the Management Stockholder Group, (iii) any Goode Holder or any of its Affiliates, and (iv) any other Person approved by a Goode Holder, and (C) with respect to a Goode Holder, (i) any Affiliate of such Goode Holder or (ii) any limited partner of Goode Partners Consumer Fund I, L.P. or the JPM Direct Investors or (iii) any partners or members of any member of a Goode Holder.

“Person” means an individual, corporation, partnership, trust, association, limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggy-Back Registration” has the meaning specified in Section 3.2(a).

“Preference Value” has the meaning specified in Section 2.5(b)(ii).

“Proposed Drag-Along Transferee” has the meaning specified in Section 2.4(a).

“Proposed Tag-Along Transferee” has the meaning specified in Section 2.3(a).

“Public Offering” means any primary or secondary public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor or similar form.

“Purchase Agreement” means that certain Asset Purchase Agreement, dated as of November 7, 2006, by and among the Company, Michael Young, John Zapp and the selling entities named therein.

“Qualified Public Offering” means any Public Offering that generates aggregate net proceeds after commissions, discounts and all other costs and expenses incurred in connection therewith, of not less than $25.0 million.

“Registering Stockholder” has the meaning specified in Section 4.1.

“Registrable Securities” means shares of Common Stock issued or issuable upon conversion or exercise of (a) Series X Stock, (b) Series A Stock, (c) Series B Stock, (d) Options held by Optionholders or (e) any Successor Shares; provided that such securities will cease to be Registrable Securities when a registration statement relating to such securities has been declared effective by the Commission and such securities have been disposed of pursuant to such effective registration statement or when such securities may be sold without registration pursuant to Rule 144.

“Registration Expenses” means all (i) registration and filing fees with the Commission, (ii) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of a qualified independent underwriter, if any, counsel in connection therewith and the reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) fees and expenses of counsel and independent public accountants for the Company, (v) fees and expenses of any additional experts retained by the Company in connection with such registration, (vi) fees and expenses of listing the Registrable Securities, if any, (vii) rating agency fees, (viii) transfer taxes, and (ix) reasonable fees and expenses of one counsel for the selling Stockholders. The parties understand and agree that Registration Expenses do not include underwriting fees, discounts or commissions attributable to the sale of Registrable Securities.

“Regulation D” means Regulation D under the Securities Act.

“Rule 144” means Rule 144 under the Securities Act, as such rule may be amended from time to time.

“Rule 145” means Rule 145 under the Securities Act, as amended from time to time.

“Securities” means shares of Series X Stock, Series A Stock, Series B Stock, Common Stock and any Successor Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Directors” or “Series A Director” has the meaning specified in Section 5.1(a).

“Series A Holder” means any Person who holds any Series A Stock (or Successor Shares thereto).

“Series A Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Series B Directors” has the meaning specified in Section 5.1(a).

“Series B Stock” means the Series B Preferred Stock, par value $0.01 per share, of the Company.

“Series X Stock” means the Series X Preferred Stock, par value $0.01 per share, of the Company.

“Series X Value” has the meaning specified in Section 2.5(b)(i).

“Stock Option Plan” means the Chuy’s Holdings, Inc. 2006 Stock Option Plan, as the same may hereafter be amended, or any other stock option plan in effect from time to time.

“Stockholders” means, collectively, each Goode Holder, the Management Stockholder Group, and their respective Permitted Transferees, and with respect to any Goode Holder, any Transferee of such Goode Holder (after compliance with Sections 2.3, 2.4 and 2.8 of this Agreement, as applicable).

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein will be a reference to Subsidiaries of the Company.

“Successor Shares” means any securities issued or issuable in consideration of exchange for or otherwise in respect of, any shares of Series X Stock, Series A Stock, Series B Stock or Common Stock or successor shares to the foregoing in any merger, consolidation, recapitalization, reorganization or other transaction or by reason of a stock dividend, stock split or other similar transaction.

“Tag-Along Notice” has the meaning specified in Section 2.3(a).

“Tag-Along Offer” has the meaning specified in Section 2.3(a).

“Tag-Along Period” has the meaning specified in Section 2.3(e).

“Tag-Along Ratio” has the meaning specified in Section 2.3(d).

“Target Value Payments” has the meaning specified in Section 2.5(b)(iv).

“Transfer” has the meaning specified in Section 2.1(c).

“Transferee” means any Person to whom any Stockholder Transfers any Securities other than in a sale pursuant to an effective registration statement or without registration pursuant to Rule 144 or Rule 145.

“Underwriter” means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities, which underwriter will be selected by the Board.

“Young/Zapp Board Observers” has the meaning specified in Section 5.1(d).

“Young/Zapp Entity” has the meaning specified in the Preamble and includes any Permitted Transferee thereof.

II. RIGHTS AND OBLIGATIONS WITH RESPECT TO TRANSFER

2.1 Transfers.

(a) No Stockholder will make any Transfer or attempt to make any Transfer in violation of the provisions set forth in this Article II.

(b) No Transfer by a Stockholder will be valid unless, in addition to complying with any other applicable requirements of this Article II, (i) the Transferee agrees in writing (with the joinder of his or her spouse, if residing in a community property state) by executing a counterpart of this Agreement, in a form approved by the Company, prior to the Transfer, to be bound by and subject to the terms and conditions of this Agreement on the same basis as the Stockholder from whom the Transferee acquired the Securities was bound (an “Addendum Agreement”); (ii) the Transfer complies in all respects with applicable state and federal securities laws; and (iii) both the Stockholder whose Securities are the subject of the Transfer and the Transferee execute and deliver to the Company such documents as the Company may deem to be necessary or appropriate in order to evidence compliance with item (ii) above. In addition, the Company will require, as a condition to any issuance of Option Shares to an Optionholder, that the Optionholder (with the joinder of his/her spouse, if residing in a community property state) execute an Addendum Agreement agreeing to be bound by and subject to the terms and conditions of this Agreement. For these purposes, all of the Stockholders (and their respective spouses, if residing in a community property state) hereby appoint the Company as their agent and attorney to execute such an Addendum Agreement on their behalf and expressly bind themselves to such document by the Company’s execution of such document without further action on their part.

(c) Until the earlier of (i) November 7, 2011 and (ii) the second anniversary of the Initial Public Offering, no member of the Management Stockholder Group may, directly or indirectly (including by way of merger or consolidation), offer, sell, assign, grant a participation in, pledge, encumber or otherwise transfer (“Transfer”) any of such member’s shares of Series X Stock, Series B Stock, Common Stock or Successor Shares without the prior written consent of Goode (or if Goode is no longer a holder of Series A Stock (or Successor Shares) then a Goode Holder), other than a Transfer (i) to a Goode Holder, (ii) to a Permitted Transferee of such member of the Management Stockholder Group, (iii) pursuant to the provisions of this Article II or Article III, (iv) without registration pursuant to Rule 144 after a Qualified Public Offering, or (v) in connection with the sale of the entire Company (whether by merger, stock purchase, asset purchase or otherwise).

2.2 Restrictive Legend. (a) For so long as the transfer restrictions set forth in Article II remain in effect with respect to Securities of a Stockholder, each certificate representing Securities owned by any such Stockholder will (unless otherwise permitted by the provisions of Section 2.2(b)) include the following legend:

“THE OFFER OR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF NOVEMBER 7, 2006, AS AMENDED AND RESTATED ON MAY 4, 2010, AMONG CHUY’S HOLDINGS, INC. (THE “COMPANY”) AND CERTAIN OTHER PARTIES THERETO, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY.”

(b) Without limiting the generality or effect of the transfer restrictions contained in this Article II, any Stockholder may, upon providing evidence, including an opinion of counsel reasonably satisfactory to the Company, that such Securities either are not “restricted securities” (as defined in Rule 144) or may be sold pursuant to Rule 144, exchange the certificate representing such Securities for a new certificate that does not bear the first sentence of the legend set forth in Section 2.2(a).

2.3 Tag-Along Rights. (a) If any Goode Holder proposes to Transfer (other than pursuant to a Public Offering, to a Permitted Transferee or to a member of the Management Stockholder Group) any of such Goode Holder’s Securities to any Person (“Proposed Tag-Along Transferee”) (such proposal being a “Tag-Along Offer”), the Goode Holder will provide written notice of such Tag-Along Offer (the “Tag-Along Notice”) to the Company and each of the other Stockholders in the manner set forth in this Section 2.3. Such Tag-Along Notice will identify the Proposed Tag-Along Transferee, the number of Securities proposed to be purchased from the Goode Holder (or if greater, the number of Securities such Proposed Tag-Along Transferee is willing to purchase), the Tag-Along Ratio (as defined in Section 2.3(d)), the consideration offered and any other material terms and conditions of the Tag-Along Offer. If the offer price consists in part or in whole of consideration other than cash, the Goode Holder will provide such information, to the extent reasonably available to the Goode Holder, relating to such consideration as such other Stockholders may reasonably request in order to evaluate such non-cash consideration.

(b) Each such Stockholder other than the Goode Holder proposing the Transfer will have the right, exercisable as set forth below, to accept the Tag-Along Offer for up to the number of Securities determined pursuant to Section 2.3(d). Each such other Stockholder may elect to exercise such right, within 15 Business Days after receipt of the Tag-Along Notice from the Goode Holder, by providing the Goode Holder with an irrevocable written notice specifying the number of such Securities such Stockholder agrees to Transfer (the “Exercise Notice”), which number will not exceed the number as contemplated above, and will simultaneously provide a copy of such Exercise Notice to the Company. If any such other Stockholder does not accept the Tag Along Offer within 15 Business Days following receipt of the Tag-Along Notice by delivering an Exercise Notice in accordance with this Section 2.3(b), such Stockholder will be deemed to have waived any and all rights under this Section 2.3 with respect to the Transfer of Securities pursuant to such Tag-Along Offer. Delivery of the Exercise Notice by a Stockholder will constitute an irrevocable acceptance of the Tag-Along Offer by such Stockholder for all of the Securities included in such Exercise Notice (or such lesser number of Securities as determined in accordance with Section 2.3(d)) at the price and on the terms and conditions specified as being offered to the Goode Holder in the Tag-Along Offer.

(c) Not less than ten Business Days prior to the proposed date of any sale pursuant to a Tag-Along Offer, the Goode Holder will notify each Stockholder that has accepted the Tag-Along Offer (each, a “Co-Selling Stockholder”) of such proposed date. Not less than two Business Days prior to such proposed date, the Co-Selling Stockholders will deliver to an Escrow Agent (the costs of which Escrow Agent will be borne by the Goode Holder and the Co-Selling Stockholders in proportion to the Securities Transferred by each such Stockholder in connection with such Tag-Along Offer) the Duly Endorsed certificate or certificates representing the Securities to be Transferred by the Co-Selling Stockholders and all other documents reasonably required to be executed in connection with such Tag-Along Offer.

(d) Each Co-Selling Stockholder will have the right to Transfer (and the Goode Holder will, to the extent necessary, reduce the amount or number of Securities to be sold by the Goode Holder by a corresponding amount), pursuant to the Tag-Along Offer, a number of Securities that is equal to the product of (i) the total number of Securities offered to be purchased as set forth in such Tag-Along Offer and (ii) a fraction (the “Tag-Along Ratio”), the numerator of which will be the aggregate number of Securities held by such Co-Selling Stockholder and the denominator of which will be the aggregate number of Securities held by the Goode Holder and all other Co-Selling Stockholders.

(e) The Goode Holder will have 90 days from its mailing of the Tag-Along Notice to the other Stockholders (the “Tag-Along Period”) in which to consummate the Transfer of Securities owned by such Goode Holder and the Co-Selling Stockholders as contemplated by the Tag-Along Offer at the price and on the terms contained in such notice; provided, however, that the material terms contained in such notice may only be modified during the Tag-Along Period to the extent mutually agreed in writing by the Goode Holder and the Co-Selling Stockholders. If, at the end of the Tag-Along Period, the Goode Holder has not completed such Transfer (for any reason other than the failure of a Co-Selling Stockholder to perform such Co-Selling Stockholder’s obligations under this Section 2.3), the right of the Goode Holder to effect such Transfer will terminate (if the Goode Holder is otherwise subject to restrictions on Transfer pursuant to this Agreement), and the Securities of such Goode Holder (and Co-Selling Stockholders) subject to such proposed Transfer will again be subject to all applicable restrictions on sale or other disposition and other provisions contained in this Agreement.

(f) Promptly after the consummation of the Transfer of Securities pursuant to the Tag-Along Offer, the Escrow Agent will notify the Co-Selling Stockholders thereof and will remit to each Co-Selling Stockholder the sales price attributable to the Securities of such Co-Selling Stockholder sold pursuant thereto in accordance with the terms of Section 2.5 hereof after deducting from such sales price such Co-Selling Stockholder’s pro rata share (based on the total proceeds allocable to such Co-Selling Stockholder from the sale pursuant to Section 2.5) of the total costs and expenses (including attorneys’ fees) incurred by the Goode Holder and all Co-Selling Stockholders in connection with the consummation of the transactions described in the relevant Tag-Along Notice.

(g) Notwithstanding anything contained in this Section 2.3, there will be no liability on the part of the Goode Holder to any other Stockholder (including any Co-Selling Stockholder) if the Transfer of Securities pursuant to this Section 2.3 is not consummated for whatever reason. The determination of whether or not to effect a Transfer of Securities pursuant to this Section 2.3 is in the sole and absolute discretion of the Goode Holder.

(h) If any Co-Selling Stockholder fails to close any transaction as to which it has delivered an Exercise Notice then, without limiting any other rights or obligations of the parties hereto, such Co-Selling Stockholder will no longer have any rights (but will be subject to all limitations and obligations) under this Section 2.3.

(i) The Stockholders other than Goode Holder will cooperate in effecting any Transfer in connection with a Tag-Along Offer in which any of them participates, and, if requested by the Proposed Tag-Along Transferee making the Tag-Along Offer, will enter into agreements with the Proposed Tag-Along Transferee containing terms and conditions relating to the Tag-Along Offer that are the same as the terms and conditions applicable to the Goode Holder in connection with the Tag-Along Offer and in accordance with the terms of the proposed transaction as set forth in the Tag-Along Notice.

2.4 Drag-Along Rights. (a) In the event Goode desires to accept a bona fide, written offer from a Person who is not a Disqualified Drag-Along Participant (a “Proposed Drag-Along Transferee”) for the Transfer (pursuant to an arm’s length transaction) of all of the Series A Stock and Series X Stock held by Goode and such Transfer would not result in Goode or any Affiliate of Goode receiving any brokerage, finders, consulting or other similar fees in connection with the transactions contemplated by such Transfer (a “Drag-Along Disposition”), Goode will have the right (a “Drag-Along Right”) to require each other Stockholder to participate in such Drag-Along Disposition with such Proposed Drag-Along Transferee by selling its Securities on the same terms and conditions as are set forth in the written notice provided to each of the other Stockholders given not less than 20 days prior to the closing of the transactions contemplated by the proposed Drag-Along Disposition in accordance with Section 2.4(b) (the “Drag-Along Notice”). Each Stockholder, including Goode, transferring Securities pursuant to this Section 2.4 will pay its pro rata share (based on the total proceeds allocable to such Stockholder from the sale pursuant to Section 2.5) of the expenses incurred in connection with such Drag-Along Disposition. Goode may only transfer and assign its rights and obligations under this Section 2.4 if such transfer and assignment covers all of its rights and obligations under this Section 2.4 and such transfer and assignment is made to a Person who, at the same time, acquires a majority of the Series A Stock of the Company held by Goode on the date hereof.

(b) Drag-Along Notice. The Drag-Along Notice will set forth: (i) the name and address of the Proposed Drag-Along Transferee, (ii) the proposed terms and conditions of the Drag-Along Disposition, and (iii) the allocation of the proposed purchase price as among the Stockholders with respect to each of their holdings of Securities, it being understood and agreed that such proposed purchase price and proposed terms and conditions may change in the course of negotiations and Goode will use reasonable efforts to keep the Stockholders apprised of any such changes.

(c) Cooperation of Other Stockholders. The Stockholders other than Goode will cooperate in effecting any Drag-Along Disposition in which any of them participates, and, if requested by the Proposed Drag-Along Transferee, will enter into agreements with the Proposed Drag-Along Transferee containing terms and conditions relating to the Drag-Along Disposition that are the same as the terms and conditions applicable to Goode in connection with the Drag-Along Disposition; provided, however, that the representations and indemnification obligations of each such other Stockholder in any such agreements will be limited to such Stockholder’s title to its Securities and its ability to convey title thereto free and clear of any liens, encumbrances or adverse claims; and provided further, that while each of Michael Young and John Zapp will be required to continue to perform his obligations under and continue to be subject to the restrictions set forth in the Transaction Agreements (as defined in the Purchase Agreement) in accordance with the terms thereof, in no event will Michael Young and/or John Zapp be required to enter into any additional covenants restricting his ability to hire or solicit any employee or former employee of the Company or his ability to compete with the business of the Company; and provided, further, however, that no such other Stockholder will have any liability to the Proposed Drag-Along Transferee with respect to any claims for indemnification in excess of the net proceeds received by such Stockholder in connection with such Drag-Along Disposition or on any basis other than several liability allocated ratably based on such Stockholder’s stock ownership. Notwithstanding anything in this Agreement to the contrary, all Stockholders will participate in all escrow arrangements, promissory notes, holdbacks, reserves or escrows established by Goode, contingent payments, working capital adjustments and any other similar arrangements ratably on the basis of their respective percentage holding of shares and will be entitled to receive its pro rata portion of such sums from any such escrow arrangements, promissory notes, holdbacks, reserves or escrows, contingent payments, working capital adjustments and other similar arrangements if and when Goode receives such payments.

(d) Closing. Within ten Business Days after the giving of Drag Along Notices pursuant to Section 2.4(a), Goode will notify the other Stockholders of the date Goode has set for consummation of the Transfers of the shares to the Proposed Drag-Along Transferee pursuant to Section 2.4 (the “Drag-Along Closing Date”). The Drag-Along Closing Date will be as promptly as practicable after the date Goode gives notice thereof. On the Drag-Along Closing Date, in addition to any other terms of Transfer as provided in the Drag-Along Notice, Goode and each other Stockholder will deliver to the Proposed Drag-Along Transferee (i) the certificates representing the shares of Securities to be Transferred which, upon delivery to the Proposed Drag-Along Transferee, will vest in the Proposed Drag-Along Transferee good and valid title to the shares to be Transferred, free and clear of all debts and encumbrances, except those created by this Stockholders Agreement and (ii) stock powers Duly Endorsed, against delivery by the Proposed Drag-Along Transferee of all of the consideration, net of all expenses allocated pro rata amongst the Stockholders, to be received by each such Stockholder, as provided in the Drag-Along Notice. Upon notice of the consummation of the Transfers to the Proposed Drag-Along Transferee, the Secretary of the Company will also cause such Transfers to be reflected on the books of the Company.

2.5 Provisions Applicable to Tag-Along/Drag-Along Rights. Proceeds from any sale pursuant to Sections 2.3 or 2.4 will be distributed as follows:

(a) If the proceeds from any sale pursuant to Sections 2.3 or 2.4 are sufficient to return to each Stockholder an amount equal to or greater than the applicable Target Value Payments (as defined below) in full, after assuming for this purpose (x) Preferred Stock sold in the sale is converted into Common Stock and (y) each Stockholder selling Securities receives its pro rata portion of the proceeds (based on the total shares of Securities sold), then each Stockholder selling Securities will be entitled to receive an amount per share of Securities sold equal to its pro rata portion of all proceeds from such sale (based on the total shares of Securities sold, with the Preferred Stock being treated on an as converted basis).

(b) If the proceeds from any sale pursuant to Sections 2.3 or 2.4 would not be sufficient to return to each Stockholder an amount equal to or greater than the applicable Target Value Payments in accordance with Section 2.5(a), then proceeds from any sale pursuant to Sections 2.3 or 2.4 will be distributed as follows:

(i) first, the holders of Series X Stock then outstanding will be entitled to be paid, for each share of Series X Stock sold in such transaction, an amount equal to such amount in US Dollars that would permit such holder to receive (i) $2.98, plus (ii) a 20% IRR (as defined below) for each share of Series X Preferred Stock then held by them, plus (iii) the amount of any accrued and unpaid dividends declared on the Series X Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, the “Series X Value”); provided, that such net proceeds will be distributed pro rata among the holders of Series X Stock (based on the shares of Securities sold) if such net proceeds are not sufficient for each holder of Series X Stock to receive the Series X Value for each share of Series X Stock sold;

(ii) second, in the case of Section 2.3, the Goode Holders holding Series A Stock then outstanding, and in the case of Section 2.4, Goode’s holding of Series A Stock then outstanding, will be entitled to be paid an amount equal to $1.00 per share (the “Preference Value”) for each share of Series A Stock sold in such transaction by such holder of Series A Stock; provided, that such net proceeds will be distributed pro rata among the holders of Series A Stock (based on the shares of Securities sold) if such net proceeds are not sufficient for each holders of Series A Stock to receive the Preference Value for each share of Series A Stock sold; provided further, that for purposes of calculating the proceeds available to satisfy the Preference Value to be received, in the case of Section 2.3, by the Goode Holders, and in the case of Section 2.4, by Goode, under this Section 2.5(b)(ii), the Preference Value for each such share of Series A Stock will be reduced to take into account the amount of cash and value of other property, rights and securities received in the form of any dividends or distributions (whether in liquidation or otherwise) previously paid by the Company in respect of such share of Series A Stock;

(iii) third, the holders of Series B Stock then outstanding will be entitled to be paid an amount equal to the Preference Value for each share of Series B Stock sold in such transaction by such holder of Series B Stock, provided, that such net proceeds will be distributed pro rata among the holders of Series B Stock (based on the shares of Securities sold) if such net proceeds are not sufficient for each holder of Series B Stock to receive the Preference Value for each share of Series B Stock sold; provided further, that for purposes of calculating the proceeds available to satisfy the Preference Value received by the holders of Series B Stock under this Section 2.5(b)(iii), the Preference Value for each such share of Series B Stock will be reduced to take into account the amount of cash and value of other property, rights and securities received in the form of any dividends or distributions (whether in liquidation or otherwise) previously paid by the Company in respect of such share of Series B Stock;

(iv) fourth, the holders of Common Stock then outstanding will be entitled to be paid an amount equal to the original purchase price paid, if any, per share of Common Stock held (the “Common Value” and, together with the Series X Value and the Preference Value (with respect to both Series A Stock and Series B Stock), the “Target Value Payments”) for each share of Common Stock sold in such transaction by such holder of Common Stock, provided, that such net proceeds will be distributed pro rata among the holders of Common Stock (based on the shares of Securities sold) if such net proceeds are not sufficient for each holder of Common Stock to receive their Common Value for each share of Common Stock sold; provided further, that for purposes of calculating the proceeds available to satisfy the Common Value received by the holders of Common Stock under this Section 2.5(b)(iv), the Common Value for each such share of Common Stock will be reduced to take into account the amount of cash and value of other property, rights and securities received in the form of any dividends or distributions (whether in liquidation or otherwise) previously paid by the Company in respect of such share of Common Stock; and

(v) finally, each Stockholder selling Securities will be entitled to receive an amount per share of Securities sold equal to its pro rata portion (based on the shares of Securities sold, with the Preferred Stock being treated on an as converted basis) of the remaining net proceeds, if any.

(c) In the event the consideration to be paid for Securities in a proposed sale pursuant to Section 2.3 or 2.4 includes any securities, and the receipt thereof by a particular Stockholder would require under applicable securities law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision of information pursuant to Regulation D of the Securities Act or comparable securities laws regarding the Company, the securities or the issuer to the Stockholder, the provision of which would impose a substantial burden or expense on the Company, the Goode Holder or Goode, as applicable, will have the right, but not the obligation, to cause to be paid to such Stockholder in lieu of such securities an amount in cash equal to the fair market value of such securities as of the date of the issuance of securities in exchange for Securities. The value of such securities will be determined in good faith by the Board of Directors of the Company with notice of such determination to be provided to each such Stockholder at least 30 days prior to the date of the proposed distribution of such cash and, if the holders of a majority of the shares held by all such Stockholders notify the Company of its objection to such determination within the 30-day period following receipt of such notice, the final determination of the value of such property, rights or securities will be determined by an independent third party appraiser jointly appointed by the Goode Holder or Goode (as applicable) and the Young/Zapp Entity, with the expenses of such appraiser to be paid by the Stockholders, jointly and severally.

(d) The provisions of Sections 2.3 and 2.4 will apply to any Transfer for value to any Proposed Tag-Along Transferee or Proposed Drag-Along Transferee (as applicable), including by way of merger, consolidation, recapitalization or other sale transaction.

(e) The provisions of Sections 2.3, 2.4 and this Section 2.5 will terminate upon the first to occur of the following: (a) immediately after the Initial Public Offering and (b) the voluntary conversion of all of the outstanding Series X Stock, Series A Stock and Series B Stock.

(f) To the extent any Option is outstanding at the time of a transaction governed by this Section, the consideration, or proceeds, owing in respect of such Option will be determined net of the exercise price of such Option.

(g) Any conversion of Preferred Stock into Common Stock contemplated by this Section 2.5 will be done in accordance with the Company’s Certificate of Incorporation and will be adjusted pursuant to the terms of Section B.7 of Article Fourth thereof.

2.6 Improper Transfer. (a) Any attempt to Transfer any Securities not in compliance with this Agreement will be null and void and of no force or effect and neither the Company nor any transfer agent of the Company will register, or otherwise recognize in the Company’s records, any such improper Transfer.

(b) No Stockholder will enter into any transaction or series of transactions for the purpose or with the effect of, directly or indirectly, denying or impairing the rights or obligations of any Person under this Agreement, and any such transaction will be null and void and, to the extent that such transaction requires any action by an Company, it will not be registered or otherwise recognized in the Company’s records or otherwise.

2.7 Certain Participation Rights. Notwithstanding any other provision hereof, the Company will not issue any New Securities without offering by notice given to all Stockholders (other than the Optionholders) concurrently with such issuance, the right to purchase such Stockholder’s (other than the Optionholders) pro rata share of such New Securities on the same terms as such New Securities are to be issued. Any Stockholder that does not, within 30 days after receiving any notice referred to in the preceding sentence, complete the purchase of such Stockholder’s (other than the Optionholders) pro rata share of the New Securities referenced in such notice will be deemed to have waived any and all rights under this Section 2.7 to purchase such New Securities. The procedures for the acceptance of any such offer and the closing of any such issuance will be determined by the Board. For purposes of this Section 2.7, a Stockholder’s pro rata share of New Securities is the ratio of (a) the sum of the total number of shares of Common Stock owned by such Stockholder immediately prior to the issuance of the New Securities (assuming full conversion of all outstanding Series X Stock, Series A Stock and Series B Stock, and the exercise of all outstanding rights, options and warrants to purchase Common Stock, held by such Stockholder), to (b) the total number of shares of Common Stock issued and outstanding immediately prior to the issuance of the New Securities (assuming full conversion of all outstanding Series X Stock, Series A Stock and Series B Stock, and the exercise of all outstanding rights, options and warrants to purchase Common Stock, held by all Stockholders). The Young/Zapp Entity will have the right to assign its rights and obligations under this Section 2.8 to an entity which is owned at least 66 2/3 percent by Michael Young and/or John Zapp.

2.8 Right of First Offer. In the event that (a) a Goode Holder desires to sell or offer for sale, any Series X Stock or Series A Stock owned by the Goode Holder, (b) the Company desires to sell or offer for sale a substantial portion of its assets, (c) the Company desires to sell or offer for sale, or otherwise cause any Subsidiary to sell or offer for sale, a substantial portion of the assets of any Subsidiary (including Chuy’s Opco, Inc.), (d) the Company desires to sell or offer for sale its shares or other equity securities in any Subsidiary (including Chuy’s Opco, Inc.), (e) the Company desires to pursue a merger or similar corporate transaction that constitutes a sale, or (f) the Company desires to pursue, or otherwise cause any Subsidiary to pursue, a merger or similar corporate transaction involving any Subsidiary that constitutes a sale of the Subsidiary (each of (a), (b), (c), (d), (e) and (f), a “First Offer Transaction”), the Goode Holder or the Company, as applicable, will, prior to pursuing any such First Offer Transaction, notify the Young/Zapp Entity of its intention to pursue a First Offer Transaction (the “First Offer Transaction Notice”). The Young/Zapp Entity will have the right, but not the obligation, to submit a proposal to enter into a First Offer Transaction (the “First Offer Transaction Proposal”) within 30 days following receipt of the First Offer Transaction Notice, which First Offer Transaction Proposal will include the price and other material terms the Young/Zapp Entity is prepared to offer. If the Goode Holder or the Company, as applicable, elects not to accept (or to cause any Subsidiary not to accept) the First Offer Transaction Proposal, Goode, the Company or the relevant Subsidiary, as applicable, may enter into a First Offer Transaction with any Person for any price that is higher than the price set forth in the First Offer Transaction Proposal; provided, that such First Offer Transaction is consummated within nine months following the date of the First Offer Transaction Proposal, and if not, any subsequent First Offer Transaction will be subject to the provisions set forth in this Section 2.8. Nothing in this Section 2.8 will require the Company, the Goode Holder or the relevant Subsidiary, as applicable, to enter into any First Offer Transaction under any circumstances. The provisions of this Section 2.8 will terminate and the Young/Zapp Entity will lose any rights provided under this Section 2.8 immediately upon any failure by the Young/Zapp Entity to consummate any First Offer Transaction following acceptance by the Company, the relevant Subsidiary or the Goode Holder, as applicable, of any First Offer Transaction Proposal. The Young/Zapp Entity will have the right to assign its rights and obligations under this Section 2.8 to an entity which is owned at least 66 2/3 percent by Michael Young and/or John Zapp.

III. REGISTRATION RIGHTS

3.1 Demand Registration. (a) At any time after the consummation of the Initial Public Offering, any Goode Holder may make written requests (each, a “Goode Demand”) that the Company effect the registration under the Securities Act of the Goode Holder’s Registrable Securities. Following the consummation of the Initial Public Offering and upon the earlier of (x) the second anniversary of the Initial Public Offering and (y) the six month anniversary of a Goode Demand, the Young/Zapp Entity may make one written request (the “Management Demand”) that the Company effect the registration under the Securities Act of the Registrable Securities of those members of the Management Stockholder Group desiring to participate in the Management Demand, in the case of each of (i) and (ii) above, specifying the intended method of disposition thereof. Notwithstanding the foregoing, the Company will not be obligated to effect more than one registration of securities under the Securities Act pursuant to a Management Demand under this Section 3.1. Any party making a Goode Demand or a Management Demand, as applicable, will be deemed a “Demand Seller” for purposes of this Article III.

(b) At and after such time as the Company becomes qualified to file a registration statement on Form S-3 (or any equivalent successor form), any Demand Seller will have the right to make a written request that the Company effect the registration on Form S-3 (or any equivalent successor form) under and in accordance with the provisions of the Securities Act of such Demand Seller’s Registrable Securities; provided, however, that the Company will not be obligated to file any registration statement on Form S-3 more than twice during any twelve-month period and; provided, further, that the Management Stockholder Group will only be entitled to one Management Demand pursuant to this Section 3.1.

(c) The Company will promptly give written notice of any registration requested under Section 3.1(a) or Section 3.1(b) (a “Demand Registration”) at least 15 Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to all other Stockholders, and thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of the Registrable Securities then held by a Demand Seller that the Company has been so requested in writing by the Demand Seller to register.

Notwithstanding the foregoing, in the event of a request for a Demand Registration made by a Demand Seller, the Company may either (A) proceed with such Demand Registration pursuant to the provisions of this Section 3.1 or (B) proceed with a registered primary offering of Securities, in which case, the Demand Seller will have the rights set forth in Section 3.2 and such offering will not constitute a Demand Registration requested by such Stockholder pursuant to this Section 3.1. The Demand Seller requesting a registration under this Section 3.1 may, at any time prior to the filing date of the registration statement relating to such registration, revoke such request, without liability to any of the other Stockholders, by providing a written notice to the Company revoking such request, in which case such request, so revoked, will not be considered a Demand Registration; provided, that once the Demand Seller has revoked a Demand Registration pursuant to this sentence, such Demand Seller may not revoke any future Demand Registration requested by it pursuant to this Section 3.1.

(d) The Company will pay all Registration Expenses in connection with any Demand Registration. Each Stockholder will be responsible on a pro rata basis (based on the number of shares of Securities such Stockholder registered pursuant to a Demand Registration) for the payment of any discounts and/or commissions resulting from the engagement by such Stockholder or group of Stockholders, as the case may be, of underwriters or placement agents in connection with resales of Securities subject to any Demand Registration. The Company will have the sole right to choose the leading and any co-managing Underwriters for any Demand Registration.

(e) A registration requested pursuant to this Section 3.1 will not be deemed to have been effected unless the registration statement relating thereto (i) has become effective under the Securities Act and (ii) has remained effective for a period of at least 90 days (or such shorter period in which all Registrable Securities of the Stockholders included in such registration have actually been sold thereunder).

(f) In the event of a Demand Registration pursuant to a Goode Demand, each member of the Management Stockholder Group will have the right to sell such member’s Registrable Securities on a pro rata basis with the Goode Holders’ Registrable Securities in such offering.

(g) If a Demand Registration pursuant to a Management Demand involves an underwritten Public Offering and the managing Underwriter advises the Company that, in its view, the number of Securities requested to be included in such registration exceeds the largest number of shares of Securities which can be sold without having an adverse effect on such offering, including the price at which such shares of Securities can be sold (the “Maximum Offering Size”), the Company will include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, all Registrable Securities requested to be included in such registration by the Management Stockholder Group;

(ii) second, all Registrable Securities requested to be included in such registration by the Stockholders other than the Management Stockholder Group (allocated, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders on the basis of their relative ownership); and

(iii) third, if, in connection with a Demand Registration, the Company also proposes to register securities, so much of such securities proposed to be registered by the Company as would not cause the Public Offering to exceed the Maximum Offering Size.

(h) If a Demand Registration pursuant to a Goode Demand involves an underwritten Public Offering and the managing Underwriter advises the Company that, in its view, the number of Securities requested to be included in such registration exceeds the Maximum Offering Size, the Company will include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, if, in connection with a Demand Registration, the Company also proposes to register securities, so much of such securities proposed to be registered by the Company as would not cause the Offering to exceed the Maximum Offering Size;

(ii) second, all Registrable Securities requested to be included in such registration by the Goode Holders and the Management Stockholder Group pursuant to this Section 3.1 (allocated, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders on the basis of their relative ownership);

(iii) third, all Registrable Securities requested to be included in such registration by any other Stockholder pursuant to this Section 3.1 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders on the basis of their relative ownership); and

(i) The Company will have a one-time right to postpone registration pursuant to this Section 3.1 for a period not to exceed six months if the Board of Directors determines in good faith that owing to the business or market conditions or the business or financial condition of the Company it is inappropriate at such time to undertake a public offering of shares of Registrable Securities.

3.2 Piggy-Back Registration. (a) If the Company proposes to register any of its Securities under the Securities Act in order to effect a Public Offering, whether or not for sale for its own account, it will, each such time, give prompt written notice at least 15 Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Stockholder, which notice will set forth such Stockholder’s rights under this Section 3.2 and will, subject to the provisions of Section 3.2(b), offer such Stockholders the opportunity to include in such registration statement such number of Registrable Securities as each such Stockholders may request (a “Piggy-Back Registration”). Subject to the foregoing, upon the written request of any Stockholder made within ten days after the receipt of notice from the Company (which request will specify the number of Registrable Securities intended to be disposed of by such Stockholder and the intended method of disposition thereof), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Stockholders to the extent required to permit the disposition of the Registrable Securities so to be registered; provided, however, that (A) if such registration involves an underwritten Public Offering, all such Stockholders requesting to be included in the Company’s registration must sell their Registrable Securities to the Underwriters on substantially the same terms and conditions as apply to the Company and (B) if, at any time after giving written notice of its intention to register any Registrable Securities pursuant to this Section 3.2(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company determines for any reason not to register such Registrable Securities for sale by the Company, the Company will give written notice to all such Stockholders and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration (without prejudice, however, to rights of the Goode Holder under Section 3.1). No registration effected under this Section 3.2 will relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 3.1. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3.2. Each Stockholder or group of Stockholders will be responsible on a pro rata basis (based on the number of shares of Registrable Securities of such Stockholder registered pursuant to a Piggy-Back Registration) for the payment of any discounts and/or commissions resulting from the engagement by such Stockholder or Stockholders, as the case may be, of underwriters or placement agents in connection with resales of Registrable Securities subject to any registration pursuant to this Section 3.2.

(b) If a registration pursuant to this Section 3.2 involves an underwritten Public Offering and the managing Underwriter advises the Company that, in its view, the number of shares of Registrable Securities that the Company and such Stockholders intend to include in such registration exceeds the Maximum Offering Size, the Company will include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, so much of the Registrable Securities proposed to be registered by the Company as would not cause the offering to exceed the Maximum Offering Size;

(ii) second, all Registrable Securities requested to be included in such registration by the Goode Holders or the Management Stockholder Group pursuant to this Section 3.2 (allocated, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders on the basis of their relative ownership); and

(iii) third, all Registrable Securities requested to be included in such registration by any other Stockholder pursuant to this Section 3.2 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders on the basis of their relative ownership).

3.3 Holdback Agreements. In any registration of Registrable Securities in connection with an underwritten Public Offering, Goode and the other Stockholders will not effect any sale or distribution, including any sale pursuant to Rule 144 or any successor provision under the Securities Act, of any Securities, and not effect any sale or distribution of any stock convertible into or exchangeable or exercisable for any shares of Common Stock of the Company (in each case, other than as part of such Public Offering) during the 14 days prior to the effective date of such registration statement or during the period after such effective date equal to the lesser of (a) such period of time as is agreed between such managing Underwriter and the Company and (b) 180 days.

IV. REGISTRATION PROCEDURES

4.1 Filings; Information; Other. Whenever any Goode Holder or the Management Stockholder Group, as applicable (each, a “Registering Stockholder”) requests that any Registrable Securities be registered pursuant to Section 3.1 or Section 3.2, the Company will use its reasonable best efforts to effect the registration of such Registrable Securities as promptly as is practicable, and in connection with any such request:

(a) The Company will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Company then qualifies and which counsel for the Company deems appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days.

(b) The Company will, if requested, prior to filing such registration statement or any amendment or supplement thereto, furnish to the Registering Stockholder and each applicable managing Underwriter, if any, copies thereof, and thereafter furnish to the Registering Stockholder and each such Underwriter, if any, such number of copies of such registration statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus) as the Registering Stockholder or each such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

(c) After the filing of the registration statement, the Company will promptly notify the Registering Stockholder of any stop order issued or, to the Company’s knowledge, threatened to be issued by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d) The Company will use its reasonable best efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Registering Stockholder reasonably requests; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction.

(e) The Company will as promptly as is practicable notify the Registering Stockholder at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an Underwriter or dealer, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Registering Stockholder and to the Underwriters any such supplement or amendment. The Registering Stockholder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in the preceding sentence, the Registering Stockholder will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt by the Registering Stockholder and the Underwriters of the copies of such supplemented or amended prospectus and, if so directed by the Company, the Registering Stockholder will deliver to the Company all copies, other than permanent file copies then in the Registering Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company gives such notice, the Company will extend the period during which such registration statement will be deemed effective as contemplated by Section 4.1(a) by the number of days during the period from and including the date of the giving of such notice to the date when the Company will make available to the Registering Stockholder such supplemented or amended prospectus.

(f) The Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

(g) The Company will, upon the reasonable request of the Registering Stockholder and the managing Underwriter, furnish to the Registering Stockholder and to each Underwriter a signed counterpart, addressed to the Registering Stockholder or such Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Registering Stockholder or the managing Underwriter may reasonably request.

(h) The Company will make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within four months after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i) The Company will use its commercially reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if not so listed, on a national securities exchange or quoted on any national quotation system.

(j) Each Stockholder who is an Officer, Director or employee of the Company will use such Stockholder’s reasonable best efforts to take all actions, including making himself or herself available to participate and, if requested by the Board (or its designee), participating in any roadshow or other investor presentation, necessary to expedite or facilitate the sale of such Registrable Securities, subject to availability and at the Company’s cost and expense.

4.2 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Stockholder registering shares pursuant to Section 3.1 or Section 3.2, its officers and directors, and each Person, if any, who controls each such Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses arising out of or based on (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company will have furnished any amendments or supplements thereto) or any preliminary prospectus, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under any of the foregoing and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Stockholder expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus will not inure to the benefit of any Stockholder if a copy of the current prospectus was not provided to the applicable purchaser by such Stockholder and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Stockholders provided in this Section 4.2.

4.3 Indemnification by Stockholders. Each Stockholder registering shares pursuant to Section 3.1 or Section 3.2 agrees, severally but not jointly, to indemnify and hold harmless the Company, its Officers and Directors and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Stockholder (excluding clause (c) thereof), but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is made in such registration statement or prospectus in reliance upon and in conformity with information related to such Stockholder furnished in writing by or on behalf of such Stockholder expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto or any preliminary prospectus. Each such Stockholder also agrees to indemnify and hold harmless any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.3. Notwithstanding any other provision of this Section 4.3, each Stockholder’s liability under this Section 4.3 will not exceed the net proceeds received by such Stockholder from the offering of such Stockholder’s Registrable Securities made in connection with such registration.

4.4 Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 4.2 or Section 4.3, such Person (the “indemnified party”) will promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party upon request of the indemnified party will retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and will pay the fees and disbursements of such counsel related to the proceeding. Notwithstanding the foregoing, the failure to give notice will not relieve the indemnifying party of the obligation to indemnify the indemnified party, except to the extent of actual prejudice or damages suffered as a result thereof. In any such proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party (or any Persons designated by the indemnifying party to be represented in such proceeding by counsel selected by the indemnifying party) and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the fees and expenses of such counsel will be paid by the Company. It is understood that the indemnifying party will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties, and that all such fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties. The indemnifying party will not be liable for any settlement of any proceeding effected without its consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the indemnifying party will indemnify and hold harmless such indemnified parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

4.5 Contribution. (a) If the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to the indemnified parties in respect of any losses, claims, damages or liabilities referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company, the Stockholders and any Underwriter, as applicable, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, Stockholders registering shares pursuant to Section 3.1 or Section 3.2 and the Underwriter will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Company and each Stockholder registering shares of Registrable Securities pursuant to Section 3.1 or Section 3.2 agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding subsection. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding subsection will be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.5, no Stockholder registering shares of Registrable Shares pursuant to Section 3.1 or Section 3.2 will be required to contribute any amount in excess of the net proceeds from such offering received by such Stockholder from such registration giving rise to the applicable losses, claims, damages or liabilities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(c) The parties agree that any definitive agreement relating to the sale of shares of Registrable Securities registered pursuant to Section 3.1 or 3.2 will contain other customary limitations on the obligations of the parties thereto to contribute as contemplated by this Section 4.5 (but not impose any greater obligations on any such party than are imposed by this Section 4.5).

4.6 Participation in Public Offerings.

(a) No Stockholder may participate in any Public Offering hereunder unless such Stockholder (a) agrees to sell such Stockholder’s Registrable Securities on the basis provided in any underwriting or agency arrangements approved by the Company and the Stockholder entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights. The Company may require the Registering Stockholder promptly to furnish in writing to the Company such information regarding the Registering Stockholder, the plan of distribution of the Registrable Securities and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration.

(b) If any Stockholder disapproves of the terms of any underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing Underwriter and the other Stockholders participating in such underwriting; provided, however, that if an underwriting is the result of a Management Demand and any member of the Management Stockholder Group seeks to withdraw therefrom for any reason other than material deterioration in the condition of the United States securities markets generally, such underwriting will be deemed the Management Demand for purposes of Section 3.1. The Registrable Securities so withdrawn from registration;

provided, however, that if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Stockholders may by included in such registration (up to the Maximum Offering Size), then the Company will offer such other Stockholders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion as otherwise applicable to such registration.

4.7 Rule 144. The Company will file any reports required to be filed by it under the Securities Act and the Exchange Act and will take such further action as the Stockholders may reasonably request to the extent required from time to time to enable the Stockholders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Exchange Act.

V. CERTAIN ARRANGEMENTS

5.1 Composition of the Board. (a) The Board will consist of six directors; provided that the total number of members of the Board may be increased or decreased upon the vote or consent of the holders of at least a majority of the Series A Stock and Series B Stock, voting as a single class. For so long as there is Series A Stock outstanding, the holders of Series A Stock will have the right to designate four individuals, one of whom will be the Chief Executive Officer of the Company (the “Series A Directors”) to serve on the Board. For so long as there is Series B Stock outstanding, the holders of Series B Stock will have the right to designate two individuals (the “Series B Directors”) to serve on the Board. As of the date hereof, the Series A Directors are David J. Oddi, Jose Ferreira, Jr., Steve Hislop and Clint Shackelford, and the Series B Directors are Michael Young and John Zapp.

(b) Each Stockholder entitled to vote for the election of directors to the Board agrees that it will vote its Securities or execute written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of Stockholders) in order to ensure that the composition of the Board is as set forth in this Section 5.1.

(c) For so long as holders of Series A Stock have the right to designate Series A Directors pursuant to Section 5.1(a), Goode will have the right to have up to two individuals present at all meetings of the Board (collectively, the “Board Observers”). The Board Observers will be entitled (i) to be given notice by the Secretary of the Company of any meeting of the Board or any committee thereof at the same time as the Directors, (ii) to be present at all meetings of the Board or any committee thereof, (iii) to receive copies of all minutes of Board meetings and Board committee meetings and (iv) to receive copies of any reports, minutes or other documents distributed to the Board or any committee thereof at the time such materials are given to the Directors. The Company will reimburse the Board Observers for all reasonable out-of-pocket expenses (including travel and lodging) incurred in connection with their attendance at meetings of the Board.

(d) For so long as the Young/Zapp Entity holds an amount of capital stock of the Company equal to not less than 20% of the amount of capital stock of the Company held by the Young/Zapp Entity on the date hereof (as adjusted pursuant to any stock split, dividend, distribution, reclassification or reorganization of the Company’s equity securities), to the extent that Michael Young or John Zapp is not elected to serve as a member of the Board of Directors of the Company, the Young/Zapp Entity will have the right to appoint, and the Company will have the obligation to permit, Michael Young and/or John Zapp (or their duly appointed representatives) to be present at all meetings of the Board (collectively, the “Young/Zapp Board Observers”). The Young/Zapp Board Observers will be entitled (i) to be given notice by the Secretary of the Company of any meeting of the Board or any committee thereof at the same time as the Directors, (ii) to be present at all meetings of the Board or any committee thereof, (iii) to receive copies of all minutes of Board meetings and Board committee meetings and (iv) to receive copies of any reports, minutes or other documents distributed to the Board or any committee thereof at the time such materials are given to the Directors. The Company will reimburse the Young/Zapp Board Observers for all reasonable out-of-pocket expenses (including travel and lodging) incurred in connection with their attendance at meetings of the Board.

(e) For so long as the Young/Zapp Entity holds an amount of capital stock of the Company equal to not less than 20% of the amount of capital stock of the Company held by the Young/Zapp Entity on the date hereof (as adjusted pursuant to any stock split, dividend, distribution, reclassification or reorganization of the Company’s equity securities), the Young/Zapp Entity will have the right to appoint, and the Company will cause its Subsidiaries to have the obligation to permit, the Young/Zapp Board Observers to be present at all meetings of the boards of directors of the Subsidiaries. The Young/Zapp Board Observers will be entitled (i) to be given notice by the Secretary of each of the Subsidiaries of any meeting of the board or any committee thereof at the same time as the directors, (ii) to be present at all meetings of the board or any committee thereof, (iii) to receive copies of all minutes of board meetings and board committee meetings and (iv) to receive copies of any reports, minutes or other documents distributed to the board or any committee thereof at the time such materials are given to the directors. The Company will reimburse the Young/Zapp Board Observers for all reasonable out-of-pocket expenses (including travel and lodging) incurred in connection with their attendance at meetings of the boards of the Subsidiaries.

5.2 Removal. Each Stockholder agrees to vote in favor of the removal from the Board (a) a Series A Director, at the request of the holders of Series A Stock, and (b) a Series B Director, at the request of the holders of Series B Stock, and to elect to the unexpired term of each Director so removed, another person designated by the holders of Series A Stock or Series B Stock, as the case may be.

5.3 Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there will exist or occur any vacancy on the Board of Directors:

(a) the Person or Persons entitled under Section 5.1 to designate or nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy may designate another individual (the “Nominee”) to fill such vacancy and serve as a Director; and

(b) each Stockholder then entitled to vote for the election of the Nominee as a director of the Company agrees that it will vote its Securities, or execute a written consent, as the case may be, in order to ensure that the Nominee is elected to the Board.

5.4 Action by the Board of Directors. (a) A quorum of the Board of Directors will consist of at least three Directors. Notwithstanding the foregoing, in the event that a meeting has been duly noticed, called and convened in accordance with applicable law and a Director fails to attend or otherwise participate as permitted by law, the other Directors in attendance or otherwise participating will constitute a quorum. All actions of the Board will require (i) at least a majority of the votes entitled to be cast being cast in the affirmative at a meeting of the Board duly noticed and convened in accordance with applicable law and otherwise in accordance with the terms of this Agreement and at which a quorum is present or (ii) the unanimous written consent of the Board; provided, however, that, in the event there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business will be to fill such vacancy.

(b) The Board may create executive, compensation and audit committees, as well as such other committees as it may determine. Except to the extent prohibited by applicable law or regulation, the Series A Directors and the Series B Directors will be entitled to representation on each committee created by the Board in proportion to their entitlement to representation on the Board as provided hereunder.

5.5 Consequences of Default Under Certain Agreements. Prior to the date hereof, Chuy’s Opco, Inc., a wholly owned subsidiary of the Company, entered into that certain Asset Purchase Agreement (the “Purchase Agreement”) with the Seller Group (as defined in the Purchase Agreement) pursuant to which Chuy’s Opco, Inc. (a) entered into Employment Agreements and Employee Letter Agreements (as defined in the Purchase Agreement) with the persons identified on Exhibit D (attached hereto), (b) executed and delivered a Promissory Note (as defined in the Purchase Agreement) payable to Young Zapp, Ltd., and (c) agreed to pay Young Zapp, Ltd., when and as due, any and all Forfeited Amounts (as defined in the Purchase Agreement). The parties hereto agree that in the event Chuy’s Opco, Inc. fails to make any payment as required under any of the Employment Agreements that are in effect as of the date hereof, the Employee Letter Agreements that are in effect as of the date hereof, Promissory Note or the Purchase Agreement with respect to the Forfeited Amounts (each, a “Payment Default”), the Company will immediately suspend payments to Goode Partners LLC under the Advisory Agreement for a period of 181 days. In the event a Payment Default is cured at any time during such 181 day period, the Company will promptly resume payments to Goode Partners LLC under the Advisory Agreement and will pay interest on any suspended payment on the terms set forth in the Advisory Agreement. In the event a Payment Default remains uncured following such 181 day period, notwithstanding anything herein to the contrary, including the provisions of Section 5.1, (1) the Young/Zapp Entity will immediately have the right to replace all of the Series A Directors with individuals designated by the Young/Zapp Entity, the Series A Holders will cause the Series A Directors to resign and the Series A Holders and the Optionholders will vote their Securities or execute written consents, as the case may be, and take all other necessary action to ensure that the composition of the Board is as set forth in this Section 5.5, (2) the Series A Holders will promptly transfer and assign all of their Securities to the Young/Zapp Entity upon payment of a total purchase price of $1,000 (and the Young/Zapp Entity will be a Permitted Transferee of such Securities), (3) all rights of Goode and/or any Goode Holder under this Agreement will terminate, and (4) to the extent that the Young/Zapp Entity or any entity in which Michael Young or John Zapp holds an equity interest purchases or otherwise acquires any loans, extensions of credit or other debt financing of the Company, the Company and the Stockholders hereby irrevocably consent to such purchase or other acquisition. In addition to the rights set forth in the preceding sentence, the parties acknowledge and agree that the Young/Zapp Entity will have the right, under the circumstances giving rise to the replacement of the Series A Directors, to cause the Company to terminate the Advisory Agreement. Except as set forth on Schedule 5.5 of this Agreement, the Company, the Series A Holders and the Optionholders each represent, warrant and covenant that it has not entered into, and will not enter into, any agreement or other arrangement which would prohibit, restrict, limit or otherwise adversely affect the Young/Zapp Entity’s right or ability to enforce any of its rights or remedies provided by this Section 5.5.

5.6 Indemnification.

(a) General. In addition to any other indemnity provided herein or otherwise, to the maximum extent permitted by applicable law, the Company will indemnify against judgments, fines, amounts paid in settlement, costs, damages and expenses (including attorney’s fees) actually and reasonably incurred by each Director or Officer (i) who was or is nominated by the holders of Series A Stock or Series B Stock and (ii) is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (including an action or suit by or in the right of the Company to procure a judgment in its favor), which is (A) threatened or brought by a person or entity who or which is not signatory to this Agreement or an Affiliate thereof, and (B) based upon such Officer or Director’s acts or omissions taken in furtherance of the terms of this Agreement, providing such acts or omissions were made in good faith.

(b) Advances. Any expenses (including reasonable attorneys fees) incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, as to which indemnification is allowed hereunder, will, to the extend permitted by applicable law, be paid by the Company as such expenses are incurred even though such payment may be in advance of the final disposition of such action, suit or proceeding; provided, however, that if a court of competent jurisdiction determines in a final, nonappealable order that a Director or Officer is not to be entitled to indemnification hereunder, such amounts will be returned to the Company.

(c) Insurance. The Company will purchase and maintain insurance to indemnify it against the whole or any portion of the liability imposed upon it in accordance with this Article and will also purchase and maintain insurance on behalf of any person who is or was a Director or Officer against any liability asserted against such Director or Officer and incurred by such Director or Officer in any such capacity or arising out of such Director’s or Officer’s status as such.

5.7 Voting of Shares. (a) Each share of Common Stock will entitle the holder thereof to one vote on all matters submitted to a vote of such Stockholders of the Company.

(b) So long as any shares of Series B Stock are outstanding, the Company will not, and will cause its Subsidiaries to not, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Stock, consenting or voting (as the case may be) separately as a class, directly or indirectly, enter into any agreement, obligation, commitment or other transaction with, or grant any rights, preferences or privileges to (i) Goode, Goode Partners, LLC, Goode Partners Consumer Fund I, L.P. or any Series A Holder, (ii) any Affiliate of any of the Persons described in clause (i) above, or (iii) any of the officers, directors, stockholders, employees, agents or representatives of any of the Persons described in clauses (i) or (ii) above (a “Restricted Party”; provided, however, that in no event will Clint Shackelford or any of his Affiliates be deemed a “Restricted Party”), other than (x) the payment by the Company to Goode or any of its Affiliates of any cash fees or expenses in connection with (1) the Advisory Agreement, between the Company and a Goode Partners, LLC, dated as of the date hereof and (2) a written agreement previously consented to or approved by the holders of a majority of the then outstanding shares of Series B Stock (excluding any amendment to any of the forgoing not approved in accordance with the foregoing), (y) the issuance of any capital stock or other securities of the Company to a Restricted Party with respect to which the Stockholders (other than Optionholders) are offered contractual preemptive rights to purchase their pro rata share (based on the total number of shares of capital stock held by a person divided by the total number of shares of capital stock issued and outstanding) as promptly as practicable following such issuance, and (z) any loan, extension of credit or other debt financing to the Company by a Restricted Party with respect to which the Stockholders (other than the Optionholders) are offered the right to participate with the Restricted Party on a pari passu basis as promptly as practicable following such loan, extension of credit or other debt financing; provided, that for purposes of the preceding clauses (y) and (z), the Stockholders will have 30 calendar days from the time such offer is made to elect to participate in such issuance, loan, extension of credit or other debt financing.

(c) So long as any shares of Series B Stock are outstanding, the Company will not permit, and will cause each of the Subsidiaries not to permit, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Stock, consenting or voting (as the case may be) separately as a class, any Subsidiary to issue any shares or other equity securities of the Subsidiary to any Person other than the Company.

5.8 Conflicting Certificate of Incorporation or Bylaw Provisions. Each Stockholder will vote such Stockholder’s Securities or execute written consents, as the case may be, and take all other actions necessary or appropriate, to ensure that the Certificate of Incorporation and Bylaws (a) contain the provisions of this Article V that are required by applicable law to be contained in the Certificate of Incorporation or Bylaws in order for such provisions to be operable and enforceable and (b) facilitate and do not at any time conflict with any provision of this Article V. In addition, the Company will vote all of the Company’s securities or execute written consents, as the case may be, and take all other actions necessary or appropriate, to ensure that the Certificate of Incorporation and Bylaws (and/or other governing corporate documents) of each Subsidiary (a) contain the provisions of this Article V that are required by applicable law to be contained in such documents in order for such provisions to be operable and enforceable and (b) facilitate and do not at any time conflict with any provision of this Article V and Section 2.8 of this Agreement.

5.9 Stockholder Access. The Young/Zapp Entity, Goode and the JPM Direct Investors will be entitled to receive from the Company and each of its Subsidiaries, as promptly as practicable after request therefor, information distributed or otherwise made available to the Board or any committee thereof at any regular or special meeting thereof together with any other Company or Subsidiary information relating thereto. The Company will, and will cause its Subsidiaries to, permit the Young/Zapp Entity, Goode and the JPM Direct Investors, at their respective expense, to visit and inspect the Company’s and/or Subsidiaries’ properties, to examine its books of account and records and to discuss the Company’s and/or Subsidiaries’ affairs, finances and accounts with its/their Officers and other employees and the Company Accountants, all at such reasonable times (but during normal business hours) as any of them may request.

5.10 Confidentiality. Any Stockholder receiving Confidential Information related to the Company and/or the Subsidiaries agrees to keep such Confidential Information confidential and will not disclose such Confidential Information to any third party without the prior written consent of the Company, provided, however, that nothing in this Agreement will prevent such Stockholder from disclosing the Confidential Information as required by law, regulation or other legal process or to its limited partners or stockholders, representatives (including attorneys and accountants), agents and Affiliates or to any Participant or any Permitted Transferee of such Stockholder, provided, in each case, the recipient of such Confidential Information agrees to be bound by the provisions of this Section 5.9.

5.11 Key Man Life Insurance. For a period of two years following the date hereof, the Company will have the right but not the obligation to obtain in its own name insurance policies on the lives of Michael Young, John Zapp and Ted Zapp in the maximum amounts obtainable (“Key Man Insurance”), provided that the Company will not obtain Key Man Insurance without the prior written consent of the Young/Zapp Entity if the aggregate premiums for such insurance policies exceed $35,000 per annum. The Company, one of its subsidiaries or its lenders will be the beneficiary of any Key Man Insurance.

5.12 Financial Information of the Company. The Company will furnish to holders of Series X Stock, Series A Stock and Series B Stock:

(a) promptly when available and in any event within 45 days after the end of each month the balance sheet of the Company (and its consolidated Subsidiaries) as of the end of such month, together with statements of earnings and cash flows for such month and for the period beginning with the first day of such fiscal year and ending on the last day of such month, together with a comparison with the corresponding period of the previous fiscal year and a comparison with the budget for such period of the current fiscal year, certified by the president, the chief executive officer or the chief financial officer of the Company;

(b) promptly when available and in any event within 120 days after the close of each fiscal year of the Company, (i) a copy of the annual audit report of the Company (and its consolidated Subsidiaries) for such fiscal year, including therein balance sheets and statements of earnings and cash flows of the Company (and its consolidated Subsidiaries) as at the end of such fiscal year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Company Accountants) by the Company Accountants and (ii) a comparison with the budget for such fiscal year and a comparison with the previous fiscal year;

(c) as promptly as practicable (but in any event not later than five Business Days) after receipt thereof, copies of all management reports submitted to the Company or any of its Subsidiaries by the Company Accountants;

(d) as soon as practicable, and in any event not later than 30 days prior to the commencement of each fiscal year of the Company, an annual budget and financial projections for the Company for such fiscal year (on a monthly basis and including monthly operating and cash flow budgets), prepared in good faith and on reasonable assumptions contained in such projections;

(e) as soon as practicable, and in any event no later than five business days following receipt thereof, notifications of defaults or anticipated defaults under any credit or other material agreements;

(f) as soon as practicable, and in any event no later than five business days following receipt thereof, notification of any threatened litigation or modification or updates to any material litigation;

(g) such other material information relating to the Company as will be furnished to any bank, financial institution or other Person to which the Company is indebted for borrowed money or for any letters of credit or similar instruments (other than information relating solely to collateral therefor);

(h) as soon as practicable, and in any event at least three business days in advance of any anticipated filings, copies of any filings with the Commission; and

(i) as soon as practicable, information related to (1) any potential mergers, acquisitions or sales of the Company or a substantial portion of its assets; (2) borrowings under any credit agreement or other agreement related to indebtedness of the Company, (3) equity offerings by the Company, (4) employee compensation and benefits, and (5) execution, termination or modification of any agreement or arrangement material to the Company.

5.13 Financial Information of Subsidiaries. The Company will cause each Subsidiary to furnish to holders of Series X Stock, Series A Stock and Series B Stock the same information specified in Section 5.12 above with respect to each Subsidiary to the extent not included in the information provided by the Company pursuant to Section 5.12.

VI. MISCELLANEOUS

6.1 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

6.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

6.3 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company, to:

Chuy’s Holdings, Inc.

c/o Goode Partners LLC

767 Third Avenue

22nd Floor

New York, New York 10017

Facsimile No.: 212-317-2827

Attention: David J. Oddi

with a copy to:

Jones Day

222 East 41st Street

New York, New York 10017

Facsimile No.: 212-755-7306

Attention: Randi C. Lesnick

If to a Stockholder, to the address(es) listed for such Stockholder for notice purposes on Exhibit C attached hereto or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

6.4 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws rules of such state.

6.5 Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.

6.6 Termination. Unless this Agreement is sooner terminated by the written agreement of all the parties hereto, (i) Article II (other than Section 2.1(c)) and Article V (other than Section 5.9) will terminate upon the effective date of a registration statement filed with the Securities and Exchange Commission in connection with the Initial Public Offering; and (ii) the rights of a Stockholder under Article III and Article IV will terminate as to such Stockholder’s Registrable Securities at such time as (A) such Stockholder is eligible to sell all of its Registrable Securities in a single three-month period in compliance with Rule 144 of the Securities Act without volume limitations or (B) such Stockholder ceases to hold (or hold rights to acquire) any Registrable Securities. Notwithstanding the foregoing, if a party hereto ceases to own any Securities or other rights to acquire Securities, such party will no longer be deemed to be a party for purposes of this Agreement, and there will be no further liability on the part of any such party, except for obligations arising under Section 5.9 (which will survive indefinitely) and liabilities arising from a breach of this Agreement or other actions by such party prior to such party ceasing to be a party to this Agreement.

6.7 Successors, Assigns and Transferees. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns and Transferees. Except as expressly contemplated hereby, neither this Agreement nor any provision hereof will be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns and Transferees.

6.8 Amendments; Waivers. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

(b) Neither this Agreement nor any term or provision hereof may be amended or waived except by an instrument in writing signed, in the case of an amendment or waiver, by the Company and Stockholders owning at least 80% (on a Fully-Diluted Basis) of the Securities; provided, that in the event such amendment or waiver (A) would result, or would be expected to result, in the imposition of greater obligations on, or the reduction in rights, privileges or preferences held by, the Young/Zapp Entity, as compared to such obligations/rights as existed immediately prior to such action, or (B) is substantially prejudicial to the rights, preferences or privileges of the Young/Zapp Entity, as compared to such rights as existed immediately prior to such action, then such waiver and/or amendment will not become effective unless and until approved by the Young/Zapp Entity.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

6.10 Remedies. The parties hereby acknowledge that money damages would not be adequate compensation for the damages that a party would suffer by reason of a failure of any other party to perform any of the obligations under this Agreement. Therefore, each party hereto agrees that specific performance is the only appropriate remedy under this Agreement and hereby waives the claim or defense that any other party has an adequate remedy at law.

6.11 Dispute Escalation and Arbitration. (a) In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement) (a “Dispute”), then upon the written request of either party, each of Purchaser and the Sellers will appoint a designated senior business executive whose task it will be to meet for the purpose of endeavoring to resolve the Dispute. The designated executives and the Stockholders, as applicable, will meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. Such executives and Stockholders, as applicable, will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the designated executives and Stockholders but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. No formal proceedings for the resolution of the Dispute may be commenced until the earlier to occur of (i) a good faith mutual conclusion by the designated executives and Stockholders, as applicable, that amicable resolution through continued negotiation of the matter in issue does not appear likely or (ii) the 30th day after the initial request to negotiate the Dispute.

(b) Any Dispute, if not resolved informally through negotiation between the parties as contemplated by Section 6.11(a), will be resolved by final and binding arbitration conducted in accordance with and subject to JAMS Comprehensive Arbitration Rules and Procedures of JAMS then in effect. One arbitrator will be selected by the parties’ mutual agreement or, failing that, by JAMS (provided, that, in any event, the arbitrator must be listed as an approved arbitrator by the Dallas office of JAMS and be a former Texas state civil court judge or federal court judge) (the “Arbitrator”), and the Arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The Arbitrator will reference the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (i) persons with knowledge of relevant facts and (ii) expert witnesses and their opinions and the bases therefore. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this Section 6.11 will take place in Austin, Texas. Each party will bear its own costs and expenses with respect to any such negotiation or arbitration, including one-half of the fees and expenses of the arbitrators, if applicable; provided, however, that the non-prevailing party will be responsible for all costs and expenses relating to the arbitration (including attorneys fees, travel and other fees and expenses incurred in connection with the investigation, preparation, pursuit, defense or assistance with the defense of any matter presented for arbitration) and will reimburse the prevailing party within 30 Business Days after presentation by the prevailing party of reasonable evidence of such costs and expenses. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrators, the parties agree that the provisions of this Section 6.11 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute. Nothing in this Section 6.11 prevents the Parties from exercising their rights to terminate this Agreement in accordance with the terms thereof.

6.12 Legal Prohibitions. To the extent that the exercise, right or the performance of any obligation by any Stockholder under Section 2.3 of this Agreement is prohibited by law, such Stockholder and the other parties hereto agree to use all reasonable efforts to achieve reasonable and lawful alternative arrangements designed to provide such Stockholder or such other parties, as the case may be, the economic benefit from the exercise of such right or the performance of such obligation.

6.13 After-Acquired Shares; Options; Successor Shares. Whenever any Stockholder becomes the record or beneficial owner of additional Securities, such Securities will be subject to all of the terms and conditions of this Agreement. All Options, Option Shares and Successor Shares are deemed to be, and all options to purchase shares of capital stock of the Company granted after the date hereof and the shares of capital stock deliverable pursuant to such options will, upon grant, be deemed to be, subject to the terms and conditions of this Agreement.

6.14 Certain Interpretive Matters. (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to be Sections, Articles and Schedules of or to this Agreement, (ii) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement, (iii) each term defined in this Agreement has the meaning assigned to it, (iv) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in the Purchase Agreement, (v) words in the singular include the plural and vice versa, (vi) the term “including” means “including without limitation,” (vii) all reference to $ or dollar amounts will be to lawful currency of the United States, (viii) to the extent the term “day” or “days” is used, it will mean calendar days and (ix) the pronoun “his” refers to the masculine, feminine and neuter.

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

6.15 Further Assurances. Each party will cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

6.16 No Announcements. No public announcement regarding the transactions contemplated hereby will be made by any Stockholder other than Goode in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing material or otherwise to the general public without the prior written consent of the Goode.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CHUY’S HOLDINGS, INC.

By:	/s/ Jose Ferreira, Jr.
	Name:	Jose Ferreira, Jr.
	Title:	Authorized Person

GOODE CHUY’S HOLDINGS, LLC

By:	/s/ Jose Ferreira, Jr.
	Name:	Jose Ferreira, Jr.
	Title:	Authorized Person

MY/ZP Equity, LLC

By:	/s/ Michael Young
	Name:	Michael Young
	Title:	Member

GOODE CHUY’S DIRECT INVESTORS, LLC

By:	/s/ Jose Ferreira, Jr.
	Name:	Jose Ferreira, Jr.
	Title:	Authorized Person

J.P. MORGAN U.S. DIRECT CORPORATE FINANCE INSTITUTIONAL INVESTORS III LLC

By:	J.P. Morgan Investment Management Inc., as Investment Advisor

By:	/s/ Robert Cousin
	Name:	Robert Cousin
	Title:	Managing Director

522 FIFTH AVENUE FUND, L.P.

By:	J.P. Morgan Investment Management Inc., as Investment Advisor

By:	/s/ Robert Cousin
	Name:	Robert Cousin
	Title:	Managing Director

COMMON STOCKHOLDERS

/s/ Steve Hislop
	Name:	Steve Hislop

/s/ Frank Biller
	Name:	Frank Biller

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